CERTIFICATE OF TRUST

                                       OF

                            IMPERIAL CAPITAL TRUST I


               This Certificate of Trust of Imperial Capital Trust I (the "Trust"), dated as of April 8, 1997, is being duly executed and filed by the undersigned, as trustees, to create a business trust under the Delaware Business Trust Act (12 Del. C. ss. 3801, et seq.).

               1. Name. The name of the business trust created hereby is Imperial Capital Trust I.

               2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are Chase Manhattan Bank Delaware, 1201 Market Street, Wilmington, Delaware 19801.

               3. Effective Date. This Certificate of Trust shall be effective upon filing.

               IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first-above written.


                             CHASE MANHATTAN BANK DELAWARE, not in
                             its individual capacity but solely as
                             trustee of the Trust

                             By:  /s/ John J. Cashin
                                 ------------------------------------------
                                    Name:   John J. Cashin
                                    Title:  Senior Trust Officer



                             THE CHASE MANHATTAN BANK, not in
                             its individual capacity but solely as
                             trustee of the Trust

                             By:  /s/ Richard Lorenzen
                                 ------------------------------------------
                                    Name:   Richard Lorenzen
                                    Title:  Senior Trust Officer